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                                                                    EXHIBIT 10.2


                            KMART HOLDING CORPORATION
                           ANNUAL INCENTIVE BONUS PLAN



1. PURPOSES; CONSTRUCTION.

    The purposes of the Kmart Holding Corporation Annual Incentive Bonus Plan (the "Plan") are to attract and retain highly-qualified management associates by providing appropriate performance-based short-term incentive awards, to align management and stockholder interests by creating a direct link between management compensation and stockholder return, and to provide incentives to managers to contribute to the success of the Company. An additional purpose of the Plan is to serve as a qualified performance-based compensation program under
Section 162(m) of the Internal Revenue Code of 1986, as amended, in order to preserve the Company's tax deduction for compensation paid under the Plan to Covered Employees.

2. DEFINITIONS.

    As used in this Plan, the following words and phrases shall have the following meanings:

         (a) "Board" shall mean the Board of Directors of the Company.

         (b) "Bonus" shall mean any annual incentive bonus award granted pursuant to this Plan; the payment of any such award shall be contingent upon the attainment of Performance Goals with respect to a Plan Year.

         (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (d) "Committee" shall mean the Compensation and Incentives Committee of the Board.

         (e) "Company" shall mean Kmart Holding Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

         (f) "Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code (or any successor provision).

         (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

         (h) "Participant" shall mean an employee of the Company or one of its Subsidiaries who is eligible to participate herein pursuant to Article 3 hereof and for whom a target Bonus is established with respect to the relevant Plan Year.


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         (i) "Performance Goal(s)" shall mean the criteria and objectives which must be met during a Plan Year as a condition of the Participant's receipt of payment with respect to a Bonus, as described in Article 5 hereof.

         (j) "Plan" shall mean this Kmart Holding Corporation Annual Incentive Bonus Plan, as amended from time to time.

         (k) "Plan Year" shall mean the Company's fiscal year.

         (l) "Subsidiary" shall mean any subsidiary of the Company which is designated by the Board or the Committee to have any one or more of its officers or employees participate in the Plan.

3. ELIGIBILITY.

    To be eligible to participate in the Plan for any particular Plan Year, an individual must: (1) be employed by Company or a Subsidiary during the Plan Year; and (2) receive a letter signed by a Vice President, Divisional Vice President or Director of the Company or employing Subsidiary (or an authorized designee of any such person) notifying the individual of his or her eligibility to participate in the Plan for the Plan Year and the amount of the target Bonus established for that individual with respect to the Plan Year. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to determine eligibility for participation in the Plan. In determining the persons to whom Bonuses will be granted, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

4. NO STOCK SUBJECT TO PLAN.

    No shares of any Stock shall be reserved for, or issued under, the Plan.

5. PERFORMANCE GOALS.

    Performance Goals may be expressed in terms of (i) the Company's return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels of the Company, the Subsidiaries, subdivisions thereof, or any combination of the foregoing; (iii) expense reduction levels; (iv) implementation of critical projects or processes; and/or (v) changes in market price of the stock of the Company. To the extent applicable, any such Performance Goal shall be determined in accordance with generally accepted accounting principles and reported upon by the Company's independent accountants. Performance Goals shall include a threshold level of performance below which no Bonus payment shall be made, levels of performance at which specified percentages of the target Bonus shall be paid, and a maximum level of performance above which no additional Bonus shall be paid. The Performance Goals established by the Committee may be (but need not be) different each Plan Year and different goals may be applicable to different Participants.



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6. BONUSES.

    (a) In General. For each Plan Year, the Committee shall specify the Performance Goal(s) applicable to each Participant for such Plan Year and the amount of, or the formula for determining, the target Bonus for each Participant with respect to such Plan Year. A Participant's target Bonus for each Plan Year shall be expressed as either a dollar amount or as a percentage of the salary midpoint for the Participant's salary grade. Unless otherwise provided by the Committee in its discretion in connection with terminations of employment, or except as set forth in Section 6(e) hereof, payment of a Bonus for a particular Plan Year shall be made only if and to the extent the Performance Goal(s) with respect to such Plan Year are attained and only if the Participant is employed by the Company or a Subsidiary on the last day of the Plan Year. The actual amount of Bonus payable under the Plan shall be determined as a percentage of the Participant's target Bonus, which percentage shall vary depending upon the extent to which the Performance Goal(s) have been attained. The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant (including a Covered Employee), in each case based upon such factors as the Committee may deem relevant, but shall not increase the amount payable to any Covered Employee.

    (b) Special Limitation on Certain Bonuses. Notwithstanding anything to the contrary contained in this Article 6, the actual Bonus paid to the Company's Chief Executive Officer under the Plan for any Plan Year may not exceed three times the salary midpoint for the salary grade of the Chief Executive Officer, as determined by the Committee prior to the beginning of such Plan Year based on competitive data, including a survey of comparable companies; and the Bonus for each other Covered Employee under the Plan may not exceed two times the salary midpoint (as of the beginning of such Plan Year) for such Covered Employee's salary grade, as so determined by the Committee prior to the beginning of such Plan Year.

    (c) Time of Payment. Unless otherwise determined by the Committee, or except as provided in Section 6(e) hereof, all payments in respect of Bonuses granted under this Article 6 shall be made within a reasonable period after the end of the Plan Year. In the case of Participants who are Covered Employees, unless otherwise determined by the Committee in connection with terminations of employment and except as provided in Section 6(e) hereof, such payments shall be made only after achievement of the Performance Goal(s) has been certified by the Committee.

7. ADMINISTRATION.

    The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority: to determine eligibility for participation in the Plan; to grant Bonuses; to determine the persons to whom and the time or times at which Bonuses shall be granted; to determine the terms, conditions, restrictions and performance criteria relating to any Bonus; to make adjustments in Performance Goals in response to changes in applicable laws, regulations or accounting principles except as otherwise provided in Section 6(a) hereof; to adjust compensation payable upon attainment of Performance Goals; to construe and interpret the Plan


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and any Bonus; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

    The Committee shall consist of two or more persons each of whom is an "outside director" within the meaning of Section 162(m) of the Code. The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may remove one or more Committee members at such times and places as it shall deem advisable. The Committee shall hold its meetings at such times and places as it shall deem advisable. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, a Subsidiary, a Participant (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.

    No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.

8. GENERAL PROVISIONS.

    (a) Compliance with Legal Requirements. The Plan and the granting of Bonuses, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

    (b) No Right To Continued Employment. Nothing in the Plan or in any Bonus granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate such Participant's employment.

    (c) Withholding Taxes. The Company or Subsidiary employing any Participant shall deduct from all payments and distributions under the Plan any taxes required to be withheld by federal, state or local governments.

    (d) Amendment and Discontinuance of the Plan. The Board may at any time and from time to time alter, amend, suspend or discontinue the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company. The Committee may also make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment, suspension or discontinuance of the Plan shall affect adversely any



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of the rights of any Participant under any Bonus theretofore granted hereunder without the consent of such Participant.

    (e) Participant Rights. No Participant shall have any claim to be granted any Bonus under the Plan, and there is no obligation for uniformity of treatment of Participants.

    (f) Unfunded Status of Bonuses. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant pursuant to a Bonus, nothing contained in the Plan or any Bonus shall give any such Participant any rights that are greater than those of a general creditor of the Company.

    (g) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Michigan without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

    (h) Effective Date; Approval of Stockholders. The Plan shall take effect upon its adoption by the Board, but the Plan (and any grants of Bonuses made prior to the stockholder approval described in this Section 8(h)) shall be subject to the requisite approval of the stockholders of the Company. In the absence of such approval, any such Bonuses shall be null and void.

    (i) Interpretation. The Plan is designed and intended to comply with Section 162(m) of the Code, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply.





Adopted August 28, 2003








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